Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated November 14, 2025 relating to the Common Stock, par value $0.01 per share, of NCS Multistage Holdings, Inc. shall be filed on behalf of the undersigned.

TOCQUEVILLE ASSET MANAGEMENT L.P. By: /s/ Kelsey Graham
Name: Kelsey Graham
Title: Chief Compliance Officer

TAUBENPOST CAPITAL L.P. By Taubenpost Capital LLC, its General Partner By: /s/ Donald Wang
Name: Donald Wang
Title: Managing Member

TAUBENPOST CAPITAL LLC By: /s/ Donald Wang
Name: Donald Wang
Title: Managing Member

DONALD WANG By: /s/ Donald Wang